EXHIBIT 10.3

BODY CENTRAL CORP.

RESTRICTED STOCK AWARD

NON-PLAN INDUCEMENT GRANT

February 5, 2013

Brian P. Woolf

Body Central Corp.

6225 Powers Avenue

Jacksonville, FL 32217

Dear Brian:

You have been granted an award of shares of common stock of Body Central Corp. (the “Company”) constituting a Restricted Stock Award (this “Award”) as an inducement grant made pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.  For the avoidance of doubt, this Award is not issued under the Body Central Corp. Amended and Restated 2006 Equity Incentive Plan, as amended (the “Plan”) and does not reduce the share reserve under the Plan.  However, for interpreting the applicable provisions of this Award, the terms and conditions of the Plan (other than those applicable to the share reserve) shall govern and apply to this Award as if such Award had actually been issued under the Plan.  This Award is also subject to the following terms and conditions:

Grant Date:	February 5, 2013

Number of shares of Restricted Stock (“Restricted Shares”):	One Hundred Fifty Thousand (150,000)

Vesting Schedule:	The Restricted Shares will vest in installments as follows, provided you serve continuously as an employee and/or director of the Company through such date:

	Number of Shares in Each Installment	Vesting date for Shares in Installment
	37,500	February 5, 2014
	37,500	February 5, 2015
	37,500	February 5, 2016
	37,500	February 5, 2017

Except as otherwise provided above, upon your cessation of service as an employee and/or a director of the Company prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares.

The period prior to which the Restricted Shares vest is referred to in this Award as the “Period of Restriction” with respect to unvested

Restricted Shares.

Release of Shares:

The Restricted Shares will be held in an account at the Company’s transfer agent during the Period of Restriction. As soon as practicable after the Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such shares of Common Stock will be issued according to your instructions; provided that the shares may be issued in the form of a stock certificate or stock certificates or an appropriate book entry in the discretion of the Company.

Transferability of Restricted Shares:

You may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Restricted Shares during the Period of Restriction. In addition, by accepting this Award, you agree not to sell, transfer, pledge, assign or otherwise alienate or hypothecate any shares of Common Stock acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of shares of Common Stock acquired under this Award that will remain effective after such shares have vested.

Voting and Dividends:

While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will be credited with all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit the Restricted Shares; provided that any such dividends and other distributions will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the date the Restricted Shares vest.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.

Taxes:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from Shares to be issued a number of Shares with an aggregate Market Value that would satisfy the minimum withholding amount due.

Miscellaneous:

•                  This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.

• The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•                  In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Award.

•                  As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, shall be final, binding and conclusive.

• This Award may be executed in counterparts.

As set forth above, this Award is not granted under the Plan but is governed by the terms and conditions of the Plan. Additional provisions regarding this Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

[Remainder of the Page Intentionally Left Blank]

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

BODY CENTRAL CORP.

By:	Donna R. Ecton	/s/ Brian P. Woolf
	Title: Chairman of Compensation Committee of Body Central Corp.’s Board of Directors	Brian P. Woolf

[Signature Page to Restricted Stock Award Agreement]